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                                                                   EXHIBIT 10.30


December 17, 1999

John van Siclen
35 Bryan Court
Alamo, CA 94507


          Re: Employment Agreement

Dear John:

          On behalf of Interwoven, Inc. (the "Company"), I am pleased to offer you employment in the position of Vice President, Business Development reporting to Martin Brauns, President and CEO. This letter sets out the terms of your employment with Interwoven which will start on December 20, 1999.

          You will be paid a base salary of $6,250.00 semi monthly (which equals $150,000 per year), less applicable tax and other withholdings. Compensation will include an incentive bonus of up to $90,000. This bonus will be earned based on MBOs mutually agreed upon between your manager and yourself. You are eligible to receive a quarterly draw equivalent to eighty (80%) of your incentive bonus. You will also be eligible to participate in various Interwoven fringe benefit plans, including group health insurance, the Interwoven 401(k) plan, flex spending accounts, Employee Stock Purchase Plan, and paid time off
(PTO) programs.

          You will be granted an option to purchase 70,000 shares of Interwoven common stock under Interwoven's 1999 stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of four years (25% at the end of one year, and then 1/48 per month thereafter), and will be subject to the terms and conditions of Interwoven's stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option. You will receive:

          .60,000 total options to be granted at the rate of 5,000 options per month or sooner at your option, .34,000 options granted on start date at 85% of the fair market value on the grant date.

          We hope that you and the Company will find mutual satisfaction with your employment. We are very excited about your joining our team, and we look forward to a beneficial and fruitful relationship. Nevertheless, your employment with Interwoven is "at will"; it is for no specified term, and may be terminated by you or Interwoven at any time, with or without cause or advance notice. As a condition of your employment, you will be required to sign Interwoven's standard
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form of employee confidentiality and assignment of inventions agreement, and to provide Interwoven with documents establishing your identity and right to work in the United States. Those documents must be provided to Interwoven within three days after your employment start date.

          In the event of any dispute or claim relating to or arising out of your employment relationship with Interwoven, this agreement, or the termination of your employment with Interwoven for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you and Interwoven agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. You and Interwoven hereby waive your respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by either you or the Company.

          This agreement and the confidentiality and stock option agreements referred to above constitute the entire agreement between you and Interwoven regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and Interwoven. The provisions of this agreement regarding "at will" employment and arbitration may only be modified by a document signed by you and the President of Interwoven.

          We look forward to working with you at Interwoven. Please sign and date this letter on the spaces provided below no later than December 20, 1999 to acknowledge your acceptance of the terms of this agreement.


                                       Sincerely,

                                       Interwoven, Inc.


                                       By /s/ David M. Allen
                                         ----------------------------------

          I agree to and accept employment with Interwoven, Inc. on the terms and conditions set forth in this agreement.


          Date:  December 20, 1999               /s/ John Van Siclen
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